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                                                           EXHIBIT 1

              Deloitte & Touche LLP         Telephone:(215) 246-2300
              Twenty-Fourth Floor           Facsimile: (215) 569-2441
              1700 Market Street
              Philadelphia, Pennsylvania 19103 -3984

June 21, 1999

Mr. J. Douglas Wellington
President and Chief Executive Officer and
Principal Accounting Officer
American Gaming & Entertainment, Ltd.
One Woodland Avenue
Paramus, New Jersey 07652

Dear Mr. Wellington:

This is to confirm that the client-auditor relationship between American Gaming & Entertainment, Ltd. (Commission File No. 0-19049) and Deloitte & Touche LLP has ceased.


Very truly,

DELOITTE & TOUCHE LLP


cc:  Office of the Chief Accountant
     SECPS Letter File
     Securities and Exchange Commission
     Mail Stop 9-5
     450 5th Street, N.W.
     Washington, D.C. 20549